[Certain confidential portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K and marked with asterisks. The omitted information is (i) not material and (ii) would likely cause us competitive harm if publicly disclosed.]

CONFIDENTIAL
First Amendment to Supply Agreement

This First Amendment to the Supply Agreement between Supplier and Sonova (“Amendment”) is dated effective as of the date fully executed by both Parties (“Effective Date”),

and is entered into by and between

Sonova AG, Laubisrütistrasse 28, 8712 Stäfa, Switzerland (“Sonova”),
and
NVE Corporation, 11409 Valley View Road, Eden Prairie, MN 55344, USA (“Supplier”).

Sonova and the Supplier entered into a Supply Agreement between dated effective 13th of November 2015 (the “Agreement”).
1.	In accordance with clause 18.1 of the Agreement, Sonova and the Supplier agree to extend the Agreement for 5 years, i.e., until March 31st, 2025.
2.	The pricing table in Appendix B is replaced by the following: [**]
3.	Pricing beyond ** shall be **
4.	Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.
5.	This Amendment embodies the entire agreement between the Company and the Contractor with respect to the amendment of the Agreement. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall prevail.

6.	Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect.
7.	This Amendment shall be governed, interpreted and enforced in accordance with the same governing law and jurisdiction stated in the Agreement.

Sonova AG

/s/ [illegible] Place/Date: Stäfa, 18.02.2020	/s/ [illegible] Place/Date: Stäfa, 18.02.2020

NVE Corporation

/s/ D. Baker

Place/Date: Eden Prairie / 17 Feb. 2020

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